                                   Exhibit 99
                                   ----------


                        News Release dated May 16, 2003,
                containing certain selected underwriting results
                         of The Progressive Corporation
                          for the month of April 2003

PROGRESSIVE                                                               NEWS
                                                                       RELEASE
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The Progressive Corporation                                   COMPANY CONTACT:
6300 Wilson Mills Road                                          Thomas A. King
Mayfield Village, Ohio  44143                                   (440) 395-2260
http://www.progressive.com
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                              FOR IMMEDIATE RELEASE

MAYFIELD VILLAGE, OHIO - May 16, 2003 -- The Progressive Corporation today reported that for April 2003, the Company produced a GAAP combined ratio of
88.3. Net premiums written increased 28% to $1,191.0 million for the month, compared to $928.0 million last year. Net premiums earned for the month increased 31% to $1,045.7 million, compared to $800.7 million last year.

       During April, the Company experienced $20.0 million, or 1.9 points, of catastrophic, weather-related losses, primarily due to hailstorms in Texas.

        Progressive's Personal Lines business units write insurance for private passenger automobiles and recreation vehicles. Progressive's Commercial Auto business unit writes primary liability, physical damage and other auto-related insurance for automobiles and trucks owned by small businesses. The Company's other businesses primarily include writing lenders' collateral protection and directors' and officers' liability insurance. See "Supplemental Information" for April's results.

        The Progressive group of insurance companies ranks third in the nation for auto insurance, offering its products by phone at 1-800-PROGRESSIVE, online at progressive.com and through more than 30,000 independent agencies. The Progressive Corporation, the holding company, is publicly traded at NYSE:PGR.

                           The Progressive Corporation
                            Supplemental Information
                                   April 2003
                            ($ in million)(unaudited)

                                                                             Current Month
                                      --------------------------------------------------------------------------------------------
                                                 Personal Lines                   Commercial
                                      ------------------------------------           Auto            Other             Companywide
                                        Agent       Direct       Total             Business        Businesses              Total
                                        -----       ------       -----             ---------       ----------              -----
Net Premiums Written                      $719.1      $316.3      $1,035.4            $147.8             $7.8          $1,191.0
% Growth in NPW                              25%         31%           27%               43%            (18)%               28%
Premiums Earned                           $644.5      $284.5        $929.0            $109.7             $7.0          $1,045.7
% Growth in Premiums Earned                  28%         35%           30%               44%            (31)%               31%


Loss/LAE Ratio                              70.3        71.5          70.7              57.1             63.9              69.2
Expense Ratio                               18.8        19.2          18.9              20.0             33.5              19.1
Combined Ratio                              89.1        90.7          89.6              77.1             97.4              88.3

Actuarial Adjustments(a) -               $(17.6)      $(5.8)       $(23.4)              $1.5            $(.2)           $(22.1)
     Favorable (Unfavorable)

                                                                              Year-to-Date
                                      --------------------------------------------------------------------------------------------
                                                  Personal Lines                  Commercial
                                      ---------------------------------------         Auto            Other        Companywide
                                        Agent        Direct        Total           Business         Businesses         Total
                                        -----        ------        -----             --------       ----------         -----
Net Premiums Written                    $2,470.5      $1,111.6      $3,582.1            $462.0          $26.2          $4,070.3
% Growth in NPW                              29%           34%           31%               38%          (34)%               31%
Premiums Earned                         $2,245.0        $991.6      $3,236.6            $382.4          $25.0          $3,644.0
% Growth in Premiums Earned                  29%           36%           31%               50%          (38)%               32%


Loss/LAE Ratio                              68.1          67.9          68.0              62.5           66.4              67.4
Expense Ratio                               19.4          20.0          19.6              19.5           42.1              19.8
Combined Ratio                              87.5          87.9          87.6              82.0          108.5              87.2

Actuarial Adjustments(a) -                $(7.2)        $(3.7)       $(10.9)            $(6.2)          $(.6)           $(17.7)
     Favorable (Unfavorable)

                                                            April             April
Policies in Force                                            2003              2002         Change
                                                             ----              ----         ------
     (in thousands)
             Agent - Auto                                   3,694             2,996           23%
             Direct - Auto                                  1,681             1,336           26%
             Other Personal Lines(b)                        1,774             1,482           20%
                                                            -----             -----
      Total Personal Lines                                  7,149             5,814           23%
                                                            -----             -----
      Commercial Auto Business                                316               242           31%
                                                            -----             -----

(a) Represents adjustments solely based on the Company's corporate actuarial review.

(b) Includes insurance for motorcycles, recreation vehicles, mobile homes, watercraft, snowmobiles, homeowners and similar items.